Exhibit 99.2

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES PLANS TO DEVELOP AND OPERATE A NEW CASINO PROJECT IN THE PAILIN PROVINCE OF CAMBODIA NEAR THE THAILAND BORDER

- New Strategic Project Marks Continued Progress in Casino Development Growth Strategy with Goal to Become a Leading Owner and Operator of Casinos in Indo China -

Hong Kong — May 16, 2011 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced it entered into a new casino development project in the Pailin province of northwestern Cambodia near the Thailand border (the “Pailin Project”).  This casino project represents a strategic step in the Company’s growth plans to become the leading owner and operator of regional casinos in emerging gaming markets in Asia’s Indo-China region.

The Pailin Project will be owned by a joint venture company (the “JVC”) incorporated in Cambodia for the sole purpose of operating the casino.  The shareholders of the JVC are Entertainment Gaming Asia and a local partner, which respectively hold 67% and 33% interest in the JVC but will share 55% and 45%, respectively of the profits generated from the operations.

The initial phase of the Pailin Project will consist of a casino operated under the Company’s “Dreamworld” brand with an estimated 23 table games and 40 electronic gaming machine seats.  The initial phase is expected to open in the second quarter of 2012, subject to the timely issuance of the required gaming license and construction permits.

The initial phase of the casino will be constructed on land owned by the local partner and will be approximately 15,000 square feet (1,420 square meters) in size. The local partner also owns the adjacent land, which the JVC could potentially use at a future date in order for it to develop additional phases of the Pailin Project.  Such additional phases are intended to include expanded casino operations and complementary facilities such as hotel rooms, a spa and other entertainment amenities and could expand the footprint of the project to over 170,000 square feet (approximately 16,000 square meters).

Dreamworld Casino Pailin will be one of five existing casinos in the area and the closest to the immigration border checkpoint.  Located on a growing trade route with solid infrastructure between Cambodia and Thailand (approximately four hours from Phnom Penh and three hours from Bangkok by car), the casino will cater to mass market and premium players from the major nearby cities in the region.

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Under the terms of the agreement, the JVC will apply for its own casino license and the local partner will lease to the JVC the land for a period of 20 years for an annual fee of $1.00. The Company will fund the development, construction and operation of the casino on the land.  Entertainment Gaming Asia will have exclusive management rights and control over the development and operation of the casino, and management and voting control over the JVC. The initial project term is 20 years with renewal options.  Development of the casino is subject to the JVC’s receipt of the required gaming license and relevant construction permits.

Capital expenditures for the initial phase of the Pailin Project, which principally include the development and construction of the facility and the gaming equipment, are projected to be approximately $2.0 million.  The capital expenditures for the initial phase will be funded by the Company’s internal cash resources.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are making solid progress in implementing our new growth strategy of owning and operating regional casinos in emerging gaming markets in the Indo-China region.  We believe this strategic new project near the Thailand border offers significant potential for long-term growth and expands our footprint and the “Dreamworld” brand in our target markets.  In addition, we remain in active negotiations on additional gaming projects in the region to achieve our growth objectives.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily or monthly fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Entertainment Gaming Asia Inc. is also engaged in the development of casinos in Indo China where intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the expansion of the Company’s participation business model, the timeline and working capital requirements for the Pailin casino project, the near-term earnings of the Pailin casino project, growth of the gaming industry in the Indo-China region and the Company’s ability to secure new casino projects and fund those projects as well.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to  Entertainment Gaming Asia’s ability to place gaming machines at significant levels and  generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, identify, procure successfully develop additional casino projects in the Indo-China region, acquire additional capital as and when needed and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements.  Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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